Exhibit 99.1

COMPANY CONTACTS	MEDIA CONTACT
Russell Skibsted	Susan Neath
SVP & Chief Business Officer	Porter Novelli Life Sciences
619-849-6007
Paul Arndt Manager, Investor Relations
949-788-6700
SPECTRUM PHARMACEUTICALS COMPLETES $32 MILLION EQUITY FINANCING
•	Approximately $73 Million in Cash, Cash Equivalents and Marketable Securities as of May 10, 2007 Following the Equity Financing

•	Cash Expected To Help Expedite the Development of EOquin® (Currently in Phase 3 Trials) and Ozarelix (Expected to Enter Phase 3 Trials By Year End)

•	Will Facilitate In the Acquisition of Late Stage Drugs

•	Current As Well As New Institutional Investors, Including Large Mutual Funds, Participated In The Offering
IRVINE, California – May 11, 2007 – Spectrum Pharmaceuticals, Inc., (Nasdaq: SPPI) today announced the completion of the sale of 5,134,100 shares of common stock at a price of $6.25 per share. No warrants were issued in this offering. All of the shares were offered by the Company. The net proceeds to the Company from the offering, after placement agent fees and estimated expenses, were approximately $30 million.
“We are pleased that several large current investors, including Perceptive Advisors and Federated Kaufmann Funds, long-time investor SDS Capital Group, as well as a select group of new investors that include large mutual funds, show their support for our company by participating in this financing,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals. “This funding, in addition to the approximately $20 million in satraplatin development milestones we expect to receive over the next 15 months, allows us to aggressively enroll patients into the Phase 3 trials for EOquin® for non-invasive bladder cancer, as well as build upon the momentum from the rapid enrollment of the ozarelix Phase 2b trial for benign prostatic hypertrophy to initiate a Phase 3 trial in the second half of this year. In addition, these additional funds will allow us to further execute on our business model of identifying and acquiring promising drug candidates and adding value through further clinical development and risk-reduced methods of commercialization.”
Oppenheimer & Co. acted as lead and Lazard Capital Markets LLC as co-lead placement agents on this offering. Rodman & Renshaw, LLC and ThinkEquity Partners, LLC acted as co-placement agents. These securities may not be sold nor may offers to buy be accepted prior to delivery of a prospectus meeting the requirements of the Securities Act of 1933, as amended. The offering was made pursuant to a prospectus supplement dated May 4, 2007, and accompanying base prospectus, which can be obtained from the Prospectus Department of Oppenheimer & Co., Inc., 125 Broad Street, New York, NY, 10004.
This news release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale, would be unlawful prior to any registration or qualification under the securities laws of any such state.
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157 Technology Dr	•	Irvine, California 92618	•	Tel: 949-788-6700	•	Fax: 949-788-6706	•	www.spectrumpharm.com	•	NASDAQ: SPPI

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals acquires, develops and commercializes a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and risk-reduced methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statements – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, our team’s ability to identify promising drugs and move these drugs through development and toward commercialization, that we will receive approximately $20 million in satraplatin development milestones over the next 15 months, that the funding will allow us to aggressively enroll patients into the Phase 3 trials for EOquin® for non-invasive bladder cancer, as well as build upon the momentum from the rapid enrollment of the ozarelix Phase 2b trial for benign prostatic hypertrophy to initiate a Phase 3 trial in the second half of this year, that the cash will facilitate in the acquisition of late stage drugs, that the additional funds will allow us to further execute on our business model of identifying and acquiring promising drug candidates and adding value through further clinical development and risk-reduced methods of commercialization, that the cash will help expedite our clinical programs and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.